As filed with the Securities and Exchange Commission on November 17, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMPRA ENERGY

(Exact name of registrant as specified in its charter)

California	33-0732627
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Ash Street

San Diego, California 92101

(619) 696-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SEMPRA ENERGY DEFERRED

COMPENSATION PLAN FOR ELIGIBLE EMPLOYEES OF

ENERGY TRADING CORP. AND ITS SUBSIDIARIES

AS AMENDED JANUARY 1, 2006

(Full title of Plan)

GARY W. KYLE Chief Corporate Counsel Sempra Energy 101 Ash Street San Diego, California 92101 (619) 696-2000	Copy to: BARRY CLARKSON, ESQ. REGINA M. SCHLATTER, ESQ. Latham & Watkins 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626 (714) 540-1235
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$100,000,000	100%	$100,000,000	$11,770

(1)	The unsecured deferred compensation obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) arise under the Sempra Energy Deferred Compensation Plan for Eligible Employees of Sempra Energy Trading Corp. and its Subsidiaries as Amended January 1, 2006 (the “Plan”) and are unsecured obligations of the registrant to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in accordance with the terms of the Plan.

Proposed sale to take place from time to time after the effective date of the Registration Statement.

PART I

The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company, are incorporated as of their respective dates in this Registration Statement by reference:

A.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on February 23, 2005 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

B.	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 filed with the Commission on May 4, 2005, August 3, 2005 and November 2, 2005, respectively, pursuant to Section 13 of the Exchange Act; and

C.	The Company’s Current Reports on Form 8-K, filed with the Commission on January 11, 2005, January 20, 2005, March 18, 2005, June 23, 2005, August 11, 2005, September 9, 2005, September 16, 2005, September 30, 2005, November 15, 2005 and November 17, 2005.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. A Current Report on Form 8-K furnished to the Commission shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The following description of the deferred compensation obligations of the Company under the Plan is qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan. The Plan has been designed to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The deferred compensation obligations incurred by the Company under the Plan are unsecured general obligations of the Company, and will rank equally with other unsecured and unsubordinated indebtedness of the Company, from time to time outstanding, payable from the general assets of the Company. Because the Company has subsidiaries, the right of the Company, and hence the right of creditors of the Company (including Participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

Under the Plan, individuals who are employed by Sempra Energy Trading Corp. or one of its subsidiaries with a Base Salary of at least $250,000, as adjusted from time to time by the Compensation Committee (the “Committee”) of the Company’s Board of Directors, generally will have the opportunity to elect to defer a portion of the compensation otherwise payable to such individual consistent with the terms of the Plan. However, the

Committee may provide that one or more individuals will not be considered an Eligible Individual regardless of his or her Base Salary. Participants may defer a specified percentage (ranging from 6% to 100%) of their base salary and bonuses under the Plan. Amounts deferred under the Plans at the election of the Participants are referred to as “Elective Deferrals.”

The amounts deferred under the Plan represent an obligation of the Company to make payments to the Participant at some time in the future. The amount that the Company is required to pay under the terms of the Plan is equal to the Elective Deferrals made by the Participant, as adjusted for hypothetical gains or losses attributable to the deemed investment of such Elective Deferrals as chosen by the Participants from among designated hypothetical investment alternatives, all of which is reflected in the Participant’s Accounts (bookkeeping accounts maintained by the Company for each of the Participants), with sub-accounts based on Elective Deferrals made during each Plan Year. Each Participant is 100% vested in his or her Accounts at all times. The Company expects that generally the hypothetical investment alternatives available under the Plan will be the same as the investment alternatives available for participant-directed investments in the Sempra 401(k) Plan, excluding phantom shares of Company common stock and one fund that is not available under the Plan. The hypothetical investments for Participants’ Accounts may be varied from time to time at the discretion of the Committee.

The amounts payable to Participants under the Plan are distributed in accordance with the distribution provisions of the Plan, in accordance with distribution elections made by the Participant with respect to his or her Elective Deferrals (as adjusted for hypothetical gains or losses attributable to the deemed investment of such Elective Deferrals) for each Plan Year. Distributions generally begin following a Participant’s cessation of service; however, distributions under the Plan to “key employees” (as defined in Section 416(i) of the Code) generally will not begin until a date which is at least six months after such Participant’s termination of employment. Distributions are generally payable in annual installments of cash over a ten-year period, or, pursuant to an advance election by the Participant, in annual installments of cash over a five-year or fifteen-year period or in a single lump sum. Amounts retained in the Participant’s Account during such payout period continue to earn hypothetical gains and are subject to hypothetical losses. In-Service Distributions may only be made under the Plan in a single lump sum cash payment pursuant to an advance election. Participants are also entitled to certain hardship distributions under the Plan.

The Company reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not result in any reduction of a Participant’s vested account balance, including previous earnings or losses, as of the date of such amendment or termination. Notwithstanding the foregoing, the Company has the right to take such action under the Plan, including amending or terminating the Plan, or distributing amounts deferred under the Plan, to the extent the Company determines such action is advisable to comply with the requirements of Section 409A of the Code. Any such action may adversely affect the rights of a Participant without his or her consent.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The registrant’s Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide that indemnification for liability for monetary damages incurred by directors, officers and other agents of the registrant shall be allowed, subject to certain limitations, in excess of the indemnification otherwise permissible under California law. In addition, the registrant has indemnification agreements with each of its officers and directors that provide for indemnification for monetary damages to the fullest extent permissible under California law. The registrant maintains liability insurance and is also insured against loss for which it may be required or permitted by law to indemnify its directors and officers for their related acts.

The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Index to Exhibits on page 8.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 17th day of November 2005.

Sempra Energy, a California corporation

By:	/s/ Stephen L. Baum
Stephen L. Baum Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Stephen L. Baum, M. Javade Chaudhri and Neal E. Schmale, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 17, 2005.

Signature	Title
/s/ Stephen L. Baum Stephen L. Baum	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Donald E. Felsinger Donald E. Felsinger	Chief Operating Officer, President and Director

/s/ Neal E. Schmale Neal E. Schmale	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Frank H. Ault Frank H. Ault	Senior Vice President and Controller (Principal Accounting Officer)

/s/ James G. Brocksmith, Jr. James G. Brocksmith, Jr.	Director

/s/ Richard A. Collato Richard A. Collato	Director

/s/ Wilford D. Godbold, Jr. Wilford D. Godbold, Jr.	Director

Signature	Title
/s/ William D. Jones William D. Jones	Director

/s/ Richard G. Newman Richard G. Newman	Director

/s/ William G. Ouchi William G. Ouchi	Director

/s/ William C. Rusnack William C. Rusnack	Director

/s/ William P. Rutledge William P. Rutledge	Director

INDEX TO EXHIBITS

EXHIBIT
5.1	Opinion of Gary W. Kyle

23.1	Consent of Gary W. Kyle (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney (included on signature page to this Registration Statement)